Exhibit 10.34.2

EXELON CORPORATION

LONG-TERM INCENTIVE PROGRAM

(As amended and restated as of January 1, 2015)

1. Purpose. The purpose of this Exelon Corporation Long-Term Incentive Program (the “Program”) is to set forth certain provisions which shall be deemed a part of, and govern, equity compensation awards granted by Exelon Corporation, a Pennsylvania corporation (the “Company”), on or after January 1, 2011 to executives, key managers and other select management employees pursuant to the Exelon Corporation 2011 Long-Term Incentive Plan, as amended (the “Plan”).

2. Certain Definitions.

Except as otherwise set forth herein, the defined terms used in this Program shall have the meanings set forth below or in the Plan.

(a) “Administrator” shall have the meaning set forth in Section 14 below.

(b) “Award” shall mean an award granted under this Program.

(c) “Award Notice” shall mean a notice of a Participant’s Award, issued by the Company in written or electronic form, which shall set forth the type of the Award, the number of shares (or target share opportunity that, together with the Program summary, sets forth the number of shares) of Common Stock subject to such Award and any other terms of the Award not set forth in the Plan, this Program or the Program summary.

(d) “Board” shall mean the board of directors of the Company.

(e) “Transition Award” shall mean a Performance Share Unit Award granted on a one-time basis in 2013 (or 2014, in certain cases such as new hires, promotions or transfers) in order to transition from a one-year Performance Cycle to a three-year Performance Cycle.

(f) “Committee” shall mean the compensation committee of the Board.

(g) “Dividend Payment Date” shall mean each date on which the Company pays a regular cash dividend to record owners of shares of Common Stock.

(h) “Earned Cash” shall be the dollar amount of cash subject to a Performance Cash Unit Award that have been earned based on the achievement of the performance goals for the applicable Performance Cycle).

(i) “Earned Shares” shall mean shares of Common Stock (or cash representing shares, as applicable) subject to a Performance Share Unit Award that have been earned based on the achievement of the performance goals for the applicable Performance Cycle (or portion thereof, in the case of Transition Awards).

(j) “Effective Date” shall mean January 1, 2011.

(k) “First Tranche” shall mean one-third of the Performance Share Units granted under a Transition Award.

(l) “Grant Date” shall mean the date on which an Award is granted, as set forth in the applicable Award Notice.

(m) “Option” shall mean a nonqualified option to purchase shares of Common Stock upon and subject to the satisfaction of the vesting conditions set forth in Section 5 of this Program.

(n) “Participant” shall mean the recipient of an Award granted under this Program.

(o) “Performance Cycle” shall mean (A) for Performance Share Unit Awards granted prior to January 1, 2013, the one-year period beginning on January 1 of the year in which the Award is granted (and any applicable look-back period), (B) for the Transition Awards, the two-year period beginning on January 1, 2013 and (C) for Performance Share Unit Awards granted on or after January 1, 2013 (other than Transition Awards) and Performance Cash Awards granted on or after January 1, 2014, the three-year period beginning on January 1of the year in which the Performance Share Unit Award is granted.

(p) “Performance Cash Unit” shall mean a right granted to a Participant employed in a Utility Company to receive an amount of cash subject to the achievement of the applicable performance goals and the satisfaction of the vesting conditions set forth in Section 3 of this Program.

(q) “Performance Share Unit” shall mean a right to receive shares of Common Stock or a cash equivalent (as applicable) subject to the achievement of the applicable performance goals and the satisfaction of the vesting conditions set forth in Section 3 of this Program.

(r) “Restricted Stock Unit” shall mean a right to receive shares of Common Stock upon and subject to the satisfaction of the vesting conditions set forth in Section 4 of this Program.

(s) “Restrictive Covenants” shall mean any noncompetition, nonsolicitation, confidentiality, intellectual property or other restrictive covenants to which a Participant is subject, required as a condition to receipt of an Award, or which is contained in any other agreement between the Participant and the Company or any of its affiliates.

(t) “Retirement” shall mean a Participant’s termination of employment (other than a termination upon death, disability or involuntary termination for cause) on or after the date as of which the Participant has attained age 55 (age 50 with respect to Awards granted prior to January 1, 2013) and completed at least ten years of service with the Company and the Subsidiaries. For purposes of this definition, the holder’s age and service shall be determined taking into account any deemed age or service awarded to the holder for benefit accrual purposes under any nonqualified defined benefit retirement plan of the Company in which the holder is a participant.

(u) “Second Tranche” shall mean two-thirds of the Performance Share Units granted under a Transition Award

(v) “Utility Company” shall mean Baltimore Gas & Electric Company, Commonwealth Edison Company, PECO Energy Company and the Exelon Utility Group within Exelon Business Services Company, LLC.

3. Long Term Performance Share Award and Performance Cash Award Program.

(a) Granting of Awards. Within the first 90 days (or later, with respect to a new hire or promotion) of each Performance Cycle beginning on or after the Effective Date, the Committee may grant Performance Share Unit Awards to employees who are employed in a Vice President or more senior position, including without limitation Nuclear Plant Managers, as selected by the Committee in its sole discretion. Effective January 1, 2014, the Committee may grant Performance Cash Units in lieu of Performance Share Unit Awards to such designated employees who are employed in a Utility Company. Performance Share Unit Awards and Performance Cash Unit Awards shall be subject to the respective applicable terms and conditions set forth in this Section 3, and shall contain such additional terms and conditions, not inconsistent with the terms of this Program, as the Committee shall deem advisable and set forth in the applicable Program summary or Award Notice.

(b) Number of Shares (or Amount of Cash) and Other Terms. The number of shares of Common Stock represented by a Performance Share Unit Award, and the amount of cash represented by a Performance Cash Award, for any Performance Cycle shall be determined based on the achievement of performance goals established by the Committee and set forth in the Program summary for such Performance Cycle and the administrative guidelines approved by the Committee. Each performance goal shall be assigned a weighting and scored at the end of each calendar year within the Performance Cycle. For Performance Cycles beginning on or after January 1, 2013, at the end of the Performance Cycle, the number of Earned Shares (or the amount of Earned Cash) is determined based on the average of the annual performance results, subject to adjustment as set forth in the Program summary and/or administrative guidelines. Notwithstanding the foregoing, the maximum number of shares of Common Stock that may become subject to Performance Share Unit Awards and Performance Cash Awards granted in any calendar year to Participants the Company has determined as of the Grant Date may be “covered employees” (within the meaning of Section 162(m)(3) of the Code) for such year or for any subsequent year in which such Award may be outstanding, shall be equal to the lesser of (i) the number determined by (A) multiplying 1.5% of the Company’s Operating Income for such year by the allocation percentage approved by Committee for such Participant within the first 90 days of the applicable Performance Cycle and (B) dividing such dollar amount by the closing price of a share of Common Stock on the last trading day of such year and (ii) the per person limit set forth in Section 1.6 of the Plan. For purposes of this Section 3(b), the “Operating Income” of the Company for such year shall be as reported in the Company’s financial statements for such year according to generally accepted accounting principles and as reviewed or accepted, as the case may be, by the Company’s independent public accountants, and certified by the Committee in accordance with section 162(m) of the Code. The Committee reserves the right in its sole discretion to determine that the number of Earned Shares for any Performance Cycle shall be zero in the event of materially adverse business or financial circumstances as determined by the Committee.

(c) Vesting and Forfeiture.

(i)	Awards Granted prior to January 1, 2013. Except as provided in Section 3(f)(i) of the Program, Earned Shares granted prior to January 1, 2013 shall become vested (i) on the date of the first regular meeting of the Committee held in the calendar year following the calendar year in which the Grant Date occurs with respect to one-third of the number of Earned Shares, (ii) on the date of the first regular meeting of the Committee held in the second calendar year following the calendar in which the Grant Date occurs with respect to an additional one-third of the number of Earned Shares, and (iii) on the date of the first regular meeting of the Committee held in the third calendar year following the calendar year in which the Grant Date occurs with respect to the remaining Earned Shares (but, with respect to each such year, not later than March 15), in each case subject to the Participant’s continuous employment with the Company through the applicable vesting date.

(ii)	Transition Awards. Except as provided in Section 3(f)(ii) of the Program, Performance Share Units subject to a Transition Award shall be earned and become vested (i) with respect to the First Tranche, on the date of the first regular meeting of the Committee held in 2014 and (ii) with respect to the Second Tranche, on the date of the first regular meeting of the Committee held in 2015 (but, with respect to each such year, not later than March 15), in each case subject to the Participant’s continuous employment with the Company through the applicable vesting date.

(iii)	Awards Granted on or after January 1, 2013 (Other than Transition Awards). Except as provided in Section 3(f)(ii) of the Program, Performance Share Units and Performance Cash Units subject to an Award (other than a Transition Award) and granted on or after January 1, 2013 shall be earned and become fully vested on the date of the first regular meeting of the Committee held in the third calendar year following the calendar year in which the Grant Date occurs (but, with respect to each such Performance Cycle, not later than March 15 of such year), in each case subject to the Participant’s continuous employment with the Company through the applicable vesting date.

(d) Dividend Equivalents. As of each Dividend Payment Date, the Company shall pay to the Participant a cash payment in an amount equal to the dollar amount of the cash dividend paid per share of Common Stock multiplied by the number of Earned Shares (if any) that are subject to a Performance Share Unit Award immediately prior to the record date for such Dividend Payment Date, but that have not been issued pursuant to Section 3(e) as of such record date.

(e) Settlement of Vested Awards. Subject to the withholding of taxes pursuant to Section 8 of the Program, within 30 days after the vesting of a Performance Share Unit Award, in whole or in part (or at such later time as may be required pursuant to this Section 3(e)), the Company shall issue or transfer to the Participant the number of Earned Shares that have become vested. The Company may effect such transfer either by the delivery of one or more certificates of Common Stock to the Participant or by an appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, and in either case by issuing such shares in the Participant’s name or in such other name as is acceptable to the Company and designated in writing by the Participant. All such Awards payable for 2012 or thereafter shall be paid 50% in Common Stock and 50% in cash; provided, however, that effective for Awards granted on or after January 1, 2013 (including Transition Awards), a Participant whose title is Executive Vice President or above and who has achieved 200% or more of his or her stock ownership target by September 30 of the calendar year prior to payout of the Award shall be paid in cash. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Section 8 of the Program. Prior to the settlement of a Performance Share Unit Award, the holder of such Award shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such Award. Performance Cash Unit Awards shall be paid in cash upon vesting. Notwithstanding the foregoing, if a Participant is a “Specified Employee,” within the meaning of section 409A of the Code, and such Participant is or will become eligible for Retirement prior to the calendar year in which the Performance Share Unit Award is scheduled to become fully vested, then any Earned Shares subject to the Award or payment under a Performance Cash Unit which become vested upon the Participant’s termination of employment in accordance with Section 3(f) of this Program shall be issued to the Participant as of the earlier to occur of the six-month anniversary of such Participant’s separation from service or the date of the Participant’s death.

(f) Termination of Employment. Except as otherwise provided in this Program or the Plan:

(i)

Retirement, Disability, Death or Involuntary Termination Without Cause – Awards Granted prior to January 1, 2013. If a Participant’s employment with the Company terminates by reason of Retirement, Disability, death or an involuntary termination of employment by the Company for a reason other than Cause, and such Participant has not breached his or her obligations to the Company or any of its affiliates under any Restrictive Covenant, then all Earned Shares subject to such Participant’s

Performance Share Unit Award and earned cash subject to a Performance Cash Unit shall become fully vested as of the effective date of the Participant’s termination of employment or date of death, as the case may be. To the extent the Award has not been earned as of the date of the Participant’s termination of employment or death (i.e. as to which the current Performance Cycle has not elapsed), the Participant shall become vested in a pro-rated Award based on the number of elapsed days in the current Performance Cycle as of the termination date (or fully vested with respect to such an Award for 2012 upon an involuntary termination without Cause) and the extent to which the Company performance goals established under the Program for such Performance Cycle are attained as of the last day of the year in which the termination date occurs (and assuming a 100% individual performance multiplier), and such Award shall be payable as of the date the first third of the Awards for such Performance Cycle are payable to Participants who remain actively employed with the Company.

(ii)	Retirement, Disability, Death or Involuntary Termination Without Cause – Awards Granted on or after January 1, 2013 (Including Transition Awards). If a Participant’s employment with the Company terminates by reason of Retirement, Disability, death or an involuntary termination of employment by the Company for a reason other than Cause, and such Participant has not breached his or her obligations to the Company or any of its affiliates under any Restrictive Covenant, then (A) if such event occurs within the first 12 months of the Performance Cycle, then the Participant shall earn and become vested in a pro-rated Award (both First and Second Tranches, in the case of Bridge Awards) based on the number of elapsed days in such 12-month period as of the termination date (pro-ration determined by dividing the number of elapsed days by 365) and the extent to which the performance goals established under the Program for such Performance Cycle (or portion thereof, in the case of the Transition Awards) are attained, and (B) if such event occurs after the first 12 months of the Performance Cycle, then the Participant shall become fully vested in all Earned Shares (the number determined in accordance with Section 3(b) above) or earned cash, as applicable. In either event, the Earned Shares or cash shall be payable on the next payout date applicable to Participants who remain actively employed with the Company (either the payout date for the First Tranche or Second Tranche, as applicable, in the case of Transition Awards).

(iii)	Termination for Other Reasons. If a Participant’s employment with the Company terminates for any reason other than as described in clause (i) or (ii) of this Section 3(f) or if the Participant has breached his or her obligations to the Company or any of its affiliates under any Restrictive Covenant, the unvested portion of such Participant’s Award shall be forfeited and terminate as of the date of such termination of employment.

(g) Restriction on Sale of Shares by Senior Officers. Shares of Common Stock issued under an Award pursuant to Section 3(e) to a Participant who is employed as of the Grant Date in a position of, or more senior than, Senior Vice President may not be sold or transferred by such Participant until the earlier to occur of (i) the date as of which the final third of such Award is scheduled to become vested pursuant to Section 3(c) (even if such Award actually vests earlier pursuant to Section 3(f)) or (ii) the date of the Participant’s death, regardless of when such shares are issued or transferred to such Participant. Effective January 1, 2013, this provision shall no longer be effective.

(h) Awards Granted to Employees of Commonwealth Edison Company Prior to 2014. If Performance Share Unit Awards are granted to Participants who are employed by Commonwealth Edison Company, an Illinois corporation and subsidiary of the Company (“ComEd”), then unless the Committee determines otherwise, (i) the number of such Participant’s Earned Shares shall be determined based on the achievement of performance criteria established by the Board of Directors of ComEd and ratified by the Committee, subject to the maximum number of Earned Shares that may be subject to a Performance Share Unit Award, as set forth in Section 3(b), and (ii) such Performance Share Unit Awards for 2011 shall be settled (subject to the vesting and other conditions herein) in a cash payment made by ComEd to the Participant in an amount equal to the Fair Market Value of the number of such Participant’s Earned Shares, determined as of the applicable vesting date.

4. Restricted Stock Unit Award Program, and Constellation Short-Term Incentives and Commissions Payable as Restricted Stock Units.

(a) Granting of Awards. The Committee may grant Restricted Stock Unit Awards to employees who are employed (i) in a Vice President or other executive position (including without limitation Nuclear Plant Managers) below the Senior Vice President level, and (ii) key managers and other select management employees, in each case as selected by the Committee in its sole discretion.

(b) Terms of Awards. Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Program, as the Committee shall deem advisable and set forth in the applicable Award Notice.

(c) Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Unit Award shall be determined by the Committee and set forth in the applicable Program summary or Award Notice (which may reference a number of shares or cash value).

(d) Vesting and Forfeiture. Except to the extent a Restricted Stock Unit Award becomes immediately vested upon a termination of the Participant’s employment pursuant to Section 4(g) of the Program, the shares subject to a Restricted Stock Unit Award shall become vested (i) on the date of the first regular meeting of the Committee in the calendar year following the calendar year in which the Grant Date occurs with respect to one-third of the number of shares of Common Stock subject to the Award on the Grant

Date, (ii) on the date of the first regular meeting of the Committee in the second calendar year following the calendar year in which the Grant Date occurs with respect to an additional one-third of the number of shares of Common Stock subject to the Award on the Grant Date, and (iii) on the date of the first regular meeting of the Committee in the third calendar year following the calendar year in which the Grant Date occurs with respect to the remaining shares of Common Stock subject to the Award on the Grant Date (but, with respect to each such year, not later than March 15), in each case subject to the Participant’s continuous employment with the Company through the applicable vesting date.

(e) Dividend Equivalents. As of each Dividend Payment Date, the number of shares of Common Stock that are subject to a Restricted Stock Unit Award shall be increased by (i) the product of the total number of shares of Common Stock that are subject to such Restricted Stock Unit Award immediately prior to the record date for such Dividend Payment Date, but that have not been issued pursuant to Section 4(f) as of such record date, multiplied by the dollar amount of the cash dividend paid per share of Common Stock, divided by (ii) the Fair Market Value of a share of Common Stock on such Dividend Payment Date. Such additional Restricted Stock Units shall be subject to all of the terms and conditions of the Award, including the vesting conditions set forth in Section 4(d).

(f) Settlement of Vested Awards. Subject to the withholding of taxes pursuant to Section 8 of the Program, within 30 days after the vesting of a Restricted Stock Unit Award, in whole or in part (or at such later time as may be required pursuant to this Section 4(f)), the Company shall issue or transfer to the Participant the number of shares of Common Stock that have become vested. The Company may effect such transfer either by the delivery of one or more certificates of Common Stock to the Participant or by an appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, and in either case by issuing such shares in the Participant’s name or in such other name as is acceptable to the Company and designated in writing by the Participant. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Section 8 of the Program. Prior to the settlement of a Restricted Stock Unit Award, the holder of such Award shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such Award. Notwithstanding the foregoing, if a Participant is a “Specified Employee,” within the meaning of section 409A of the Code, and such Participant is or will become eligible for Retirement prior to the calendar year in which the Restricted Stock Unit Award is scheduled to become fully vested, then any shares of Common Stock subject to the Award which become vested upon the Participant’s termination of employment in accordance with Section 4(g) of this Program shall be issued to the Participant as of the earlier to occur of the six-month anniversary of such Participant’s separation from service or the date of the Participant’s death.

(g) Termination of Employment. Except as otherwise provided in this Program or the Plan:

(i)

Retirement, Disability or Death. If a Participant’s employment with the Company terminates by reason of Retirement, Disability or death, and such Participant has not breached his or her obligations to the Company or any of its affiliates under any Restrictive Covenant, then all shares of Common Stock subject to such Participant’s Restricted Stock Unit Award shall become fully vested as of the effective date of the Participant’s termination of employment or date of death, as the case may be.

(ii)	Termination for Other Reasons. If a Participant’s employment with the Company terminates for any reason other than as described in clause (i) of this Section 4(g) or if the Participant has breached his or her obligations to the Company or any of its affiliates under any Restrictive Covenant, the unvested portion of such Participant’s Restricted Stock Unit Award shall be forfeited and terminate as of the date of such termination of employment; provided however, that such an Award granted on or after January 1, 2012 shall become fully vested upon an involuntary termination without Cause.

5. Stock Option Award Program.

(a) Granting of Awards. The Committee may grant Option Awards to employees who are employed in a Senior Vice President or more senior position, as selected by the Committee in its sole discretion or, to the extent permitted by the Plan, the Chief Executive Officer of the Company.

(b) Terms of Awards. Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Program, as the Committee shall deem advisable and set forth in the applicable Award Notice.

(c) Number of Shares. The number of shares of Common Stock subject to an Option Award shall be determined by the Committee and set forth in the applicable Award Notice.

(d) Term of Option. Except to the extent earlier terminated or exercised, each Option shall expire on, and in no event may any portion of such Option be exercised after, the tenth anniversary of the Grant Date (the “Expiration Date”).

(e) Vesting and Forfeiture. Except to the extent the Award becomes immediately vested upon a termination of the Participant’s employment pursuant to Section 5(g) of the Program, the Option shall become vested and exercisable (i) on the first anniversary of the Grant Date with respect to one-fourth of the number of shares of Common Stock subject to the Award on the Grant Date, (ii) on the second anniversary of the Grant Date with respect to an additional one-fourth of the number of shares of Common Stock subject to the Award on the Grant Date (iii) on the third anniversary of the Grant Date with respect to an additional one-fourth of the number of shares of Common Stock subject to the Award on the Grant Date, and (iv) on the fourth anniversary of the Grant Date with respect to the remaining shares of Common Stock subject to the award on the Grant Date, in each case subject to the Participant’s continuous employment with the Company through the applicable vesting date.

(f) Method of Exercise. To the extent permitted by the Administrator, a Participant may exercise an Option (i) by giving written notice to the Company (or its designated agent) specifying the number of whole shares of Common Stock to be purchased and accompanying such notice with payment therefor in full, and without any extension of credit, either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, provided that the Committee determines that such withholding of shares does not cause the Company to recognize an increased compensation expense under applicable accounting principles, (D) except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Company to whom the Participant has submitted an irrevocable notice of exercise or (E) a combination of (A), (B) and (C) and (ii) by executing such documents as the Company may reasonably request. Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the Participant. No shares of Common Stock shall be issued and no certificate representing Common Stock shall be delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 8, have been paid.

(g) Termination of Employment.

(i)	Retirement or Disability. If the Company ceases to employ a Participant by reason of such Participant’s Retirement or Disability, each Option held by such Participant shall be fully exercisable, and may thereafter be exercised by such Participant (or such Participant’s legal representative or similar person) until and including the earlier to occur of (i) the fifth anniversary of the effective date of such Participant’s termination of employment and (ii) the Expiration Date.

(ii)	Death. If the Company ceases to employ a Participant by reason of such Participant’s death, each Option held by such Participant shall be fully exercisable, and may thereafter be exercised by such Participant’s executor, administrator, legal representative, beneficiary or similar person until and including the earlier to occur of (i) the third anniversary of the date of death and (ii) the Expiration Date.

(iii)	Cause. If the Company ceases to employ a Participant due to a termination of employment by the Company for Cause, each Option held by such Participant shall be cancelled and cease to be exercisable as of the earlier to occur of (i) the effective date of such termination of employment and (ii) the date on which the Participant first engaged in conduct giving rise to a termination for Cause, and the Company thereafter may require the repayment of any amounts received by such Participant in connection with an exercise of such Option following such cancellation date.

(iv)	Other Termination. Subject to clauses (v), (vi) and (vii) below, if the Company ceases to employ a Participant for any reason other than as described in clause (i), (ii) or (iii) above, then each Option held by such Participant shall be exercisable only to the extent that such Option is exercisable on the effective date of such Participant’s termination of employment, and may thereafter be exercised by such Participant (or such Participant’s legal representative or similar person) until and including the earlier to occur of (i) the date which is 90 days after the effective date of such Participant’s termination of employment and (ii) the Expiration Date.

(v)	Death Following Termination of Employment. If a Participant dies during the applicable post-termination exercise period described in clause (iv), each Option held by such Participant shall be exercisable only to the extent that such Option is exercisable on the date of such Participant’s death and may thereafter be exercised by the Participant’s executor, administrator, legal representative, beneficiary or similar person until and including the earlier to occur of (i) the first anniversary of the date of death and (ii) the expiration date of the term of such Option.

(vi)	Breach of Restrictive Covenant. Notwithstanding clauses (i) through (v), if a Participant breaches his or her obligations to the Company or any of its affiliates under a Restrictive Covenant, each Option held by such Participant shall be cancelled and cease to be exercisable as of the date on which the Participant first breached such Restrictive Covenant, and the Company thereafter may require the repayment of any amounts received by such Participant in connection with an exercise of such Option following such cancellation date.

(h) Termination of Option. In no event may an Option be exercised after it terminates as set forth in this Section 5(h). An Option shall terminate, to the extent not earlier exercised or terminated pursuant to Section 5(g), on the Expiration Date. Upon the termination of the Option, the Option and all rights thereunder shall immediately become null and void.

6. Employment. For purposes of this Program, references to employment with the Company shall include (i) employment with an Affiliate of the Company and (ii) any period during which the Participant is on a leave of absence approved by the Company.

7. Limited Transferability of Awards. Except as may otherwise be expressly provided in an Award Notice, an Award may be transferred by the Participant only (1) by will, (2) the laws of descent and distribution or (3) pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing, an Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process or domestic relations order. Upon any attempt so to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of an Award, such Award and all rights thereunder shall immediately become null and void.

8. Withholding Taxes. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an Award, or upon the vesting of any Award that is considered deferred compensation, payment by the Participant of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such Award. The Company may withhold whole shares of Common Stock which would otherwise be delivered to a Participant, having an aggregate Fair Market Value determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a Participant, in the amount necessary to satisfy any such obligation. The Participant may elect to satisfy any such obligation by any of the following means, to the extent permitted by the Administrator: (A) a cash payment to the Company, (B) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to the Participant, equal to the amount necessary to satisfy any such obligation, (C) in the case of the exercise of an Option and except as may be prohibited by applicable law, a cash payment by a broker-dealer acceptable to the Company to whom the Participant has submitted an irrevocable notice of exercise or (D) any combination of (A) and (B). Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the Participant.

9. Adjustment; Change in Control or Corporate Transaction. The number and class of securities subject to an Award shall be subject to adjustment as provided in Section 5.7 of the Plan. In the event of a Change in Control or Corporate Transaction, Awards shall be subject to the terms of Section 5.8 of the Plan, as determined by the Committee. The decision of the Committee regarding any such adjustment, Change in Control and/or Corporate Transaction shall be final, binding and conclusive.

10. Compliance with Applicable Law. Each Award is subject to the condition that if the listing, registration or qualification of the shares subject to such Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares hereunder, such Award may not be settled, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Company.

11. Award Subject to the Plan and Claw-back Policy. Each Award is subject to the provisions of the Plan, and each Award and this Program shall be interpreted in accordance therewith. Notwithstanding any provision of the Program to the contrary, each Award shall be subject to a clawback pursuant to the Exelon Executive Officer Compensation Recoupment Policy contained in the Exelon Corporation Board of Directors Corporate Governance Principles, as in effect from time to time, including any amendments thereto or new clawback policies required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing applicable stock exchange listing standards or rules and regulations thereunder, or as otherwise required by law or regulation.

12. Investment Representation. By accepting an Award, the Participant represents and covenants that (a) any share of Common Stock acquired upon the vesting of the Award will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such acquisition has been registered under the Securities Act and any applicable state securities law; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Participant shall submit a written statement, in form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of acquisition of any shares hereunder or (y) is true and correct as of the date of any sale of any such shares, as applicable. As a further condition precedent to the delivery to the Participant of any shares subject to the Award, the Participant shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the shares and, in connection therewith, shall execute any documents which the Company shall in its sole discretion deem necessary or advisable.

13. Award Confers No Rights to Continued Employment. In no event shall the granting of an Award or its acceptance by a Participant give or be deemed to give the Participant any right to continued employment by the Company.

14. Administrator. This Program shall be administered by the Company’s Vice President, Corporate Compensation (the “Administrator”). Except for authority reserved to the Board or the Committee, the Administrator shall have the right to interpret the Program, make any determinations hereunder, and take any necessary or appropriate actions with respect to the administration of the Program or in connection with each Award. Any such interpretation, determination or other action made or taken by the regarding this Program or an Award shall be final, binding and conclusive. The Administrator may adopt such rules and procedures as it deems appropriate for the administration of the Plan, including but not limited to rules and procedures governing the administration and treatment (e.g., pro-ration, vesting, etc.) of Awards to Participants in situations involving transfers between business units and eligible and ineligible positions, which may be set forth in the applicable Program summary or Award Notice.

15. Miscellaneous Provisions.

(a) Successors. This Program and each Award shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of a Participant, acquire any rights under such Award in accordance with this Program or the Plan.

(b) Notices. All notices, requests or other communications provided for in this Program (other than the exercise of a stock option) shall be made, if to the Company, to Exelon Corporation, 10 South Dearborn Street, Chicago, Illinois 60603, Attention: Vice President, Corporate Compensation, and if to the Participant, to his or her then current work location. All notices, requests or other communications provided for in this Program shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by facsimile with confirmation of receipt, (c) by mailing in the United States mails to the last known address of the party entitled thereto or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission, or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

(c) Section 409A. This Program and the Awards granted hereunder are intended to comply with the requirements of section 409A of the Code and shall be interpreted and construed consistently with such intent. Awards granted pursuant to this Program are also intended to be exempt from Section 409A of the Code to the maximum extent possible as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for this purpose each payment shall be considered a separate payment. In the event the terms of an Award would subject a Participant to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company may modify the terms of such Award to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any Award. To the extent the timing of payment under an Award is determined by reference to a Participant’s “termination of employment,” such term shall be deemed to refer to the Participant’s “separation from service,” within the meaning of section 409A of the Code. Notwithstanding any other provision in this Program, if a Participant is a “specified employee,” as defined in Section 409A of the Code, as of the date of such Participant’s separation from service, then to the extent any amount payable to the Participant (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Participant’s separation from service and (iii) under the terms of this Program would be payable prior to the six-month anniversary of the Participant’s separation from service, such payment shall be delayed until the earlier to occur of (A) the six-month anniversary of the separation from service and (B) the date of the Participant’s death.

(d) Amendment. The terms of this Program may be amended by the Committee or the Board (or their respective delegates), provided that the Chief Human Resources Officer or the Vice President, Corporate Compensation, of the Company may amend the Program to comply with applicable law, to make administrative changes or to carry out directives of the Board or the Committee.

(e) Governing Law. This Program and each Award granted thereunder, and all determinations made and actions taken pursuant thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the Commonwealth of Pennsylvania and construed in accordance therewith without giving effect to principles of conflicts of laws.

IN WITNESS WHEREOF, Exelon Corporation has caused this instrument to be executed by its Senior Vice President & Chief Human Resources Officer, effective as of January 1, 2015.

EXELON CORPORATION

By:
Senior Vice President & Chief Human Resources Officer

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